Exhibit 99.1

          DRI Corporation Announces Confirmed Order for New
                    Mobitec Joint Venture in India


    --  Cast Master-Mobitec Order Valued at More Than $2 Million USD

    --  New Joint Venture Begins Operations With Solid Start

    -- Transit Communications Market in India May Exceed U.S. Market in Size and Potential


    DALLAS--(BUSINESS WIRE)--Sept. 13, 2007--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, announced today that the 51 percent joint venture in India of its Mobitec AB subsidiary in Sweden has received final confirmation on its first order valued at more than $2 million USD.

    "We announced Mobitec's new joint venture in India, which is operating under the name of Cast Master Mobitec India Private Limited (Cast Master-Mobitec), in May 2007. Even then, we had already received a notice of commitment for this first order from TATA Motors Ltd., one of the leading bus builders in India. It is a great achievement, and we congratulate Mobitec's management team for their hard work. The order sets a high benchmark following many months of detailed planning, research, positioning, and organizational work toward the launch of initial production deliveries that is currently underway. We expect full production deliveries to begin later this year and to conclude in the first half of fiscal year 2008. In the meantime, we are in the process of finalizing Cast Master-Mobitec's operating infrastructure and working on additional orders. Additionally, in the coming weeks, we will host a major sales meeting in the Middle East to build even more support for this new joint venture. The market in India is very exciting; we are still evaluating its full potential. However, even at this early stage, I can say that we do believe the market has the potential to eventually and substantially exceed the size of the present U.S. market for vehicle-mounted electronic destination sign systems," David L. Turney, the Company's Chairman, President and Chief Executive Officer, said.

    ABOUT CAST MASTER MOBITEC INDIA PRIVATE LIMITED

    In May 2007, the Company's Mobitec AB subsidiary in Sweden entered into a 51 percent joint venture with Cast Master Enterprise Private Ltd. of New Delhi to produce, sell, and service Mobitec(R) electronic destination sign systems for India's transit market and selected other markets in that region. Operating under the name "Cast Master Mobitec India Private Limited" (Cast Master-Mobitec), the new joint venture has exclusive rights and responsibilities for Mobitec(R) product sales and service in India and selected other markets in that region. In due course, it also will provide limited product assembly operations.

    ABOUT MOBITEC AB

    A premier supplier of electronic destination sign systems in the Nordic markets, the Company's Mobitec AB subsidiary is highly respected for its products, technology, service, and quality. Based in Herrljunga, Sweden, Mobitec AB has business units in Australia and Germany, as well as joint ventures in Brazil and India. For more information, go to http://www.mobitec.se/.

    ABOUT THE COMPANY

    DRI is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the timing of the deliveries to TATA Motors Ltd., the timing and amount of work that will be done through the new joint venture in India, the timing and amount of Mobitec(R) products that will be ordered and installed on bus vehicles in India, the expected outcome of the sales meeting in the Middle East, the potential size of the transit communications market in India, as well as any statement, express or implied, concerning future events or expectations, is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including risks and uncertainties regarding the timing of the deliveries to TATA Motors Ltd., the timing and amount of work that will be done through the new joint venture in India, the timing and amount of Mobitec(R) products that will be ordered and installed on bus vehicles in India, the expected outcome of the sales meeting in the Middle East, the potential size of the transit communications market in India, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 28, 2007, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.


    CONTACT: Veronica B. Marks
             Manager, Corporate Communications
             DRI Corporation
             Phone: (214) 378-4776
             Fax: (214) 378-8437
             E-Mail: veronicam@digrec.com